Exhibit 10.1

Clean Diesel Technologies, Inc.

PROMISSORY NOTE

Principal Amount US$2,000,000.00	Oxnard, California
April 1, 2016

For value received, the undersigned Clean Diesel Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to Kanis, S.A. (“Payee”), or order, c/o S G Associates Limited, 82Z Portland Place, London, England, W1B 1NS, the principal sum of Two Million United States Dollars ($2,000,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this promissory note (this “Note”) from time to time outstanding until paid in full.

Interest shall accrue on the unpaid and outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate per annum equal to Eight Percent (8.00%). The principal, along with any accrued but unpaid interest shall be due and payable in full on September 30, 2017 (the “Maturity Date”). This Note shall bear no prepayment penalty.

Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds. Payments shall be applied first to accrued and unpaid interest, then to principal.

The maturity of this Note may be accelerated by Payee in the event Maker is in breach or default of any of the terms, conditions or covenants of this Note or any other agreement of Maker with Payee or its affiliates.

Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

Maker agrees to pay all reasonable costs of collection and enforcement of this Note, including but not limited to reasonable attorney’s fees and disbursements, whether or not any lawsuit or other legal action is instituted to enforce this Note, including without limitation if Payee seeks the advice or assistance of an attorney as a result of or in connection with any default, or if Maker becomes the debtor or otherwise becomes the subject of any bankruptcy, insolvency or other proceeding for the readjustment of indebtedness.

No addition to or amendment of this Note shall be admissible, enforceable or effective unless it is set forth in a writing duly executed by the party against whom the addition or amendment is sought to be enforced.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker.

This Note will be governed by and construed under the laws of the State of California. In any action brought under or arising out of this Note, the Maker hereto hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed in California as of the date first written below.

Dated: April 1, 2016	Maker:

CLEAN DIESEL TECHNOLOGIES, INC.

	By:	/s/ David Shea
		Name:	David Shea
		Title:	Chief Financial Officer